EXHIBIT 99.1

SonomaWest Holdings Announces
Receipt of Preliminary Expression of Interest for Going Private Transaction

Sebastopol, California, February 8, 2006. SonomaWest Holdings, Inc. (pink sheets: SWHI.PK) today announced that it has received from Walker R. Stapleton, the company’s President and Chief Executive Officer, a letter expressing an interest in initiating a management-led buyout transaction of the company by an investment group including Mr. Stapleton and members of his family, including Craig Stapleton, who is the company’s largest stockholder. The letter indicates an interest in acquiring all of the company’s outstanding shares not held by the investment group at a price of $11.03 per share. Based on the most recent Schedule 13D filed by Craig Stapleton and certain other persons, Craig Stapleton beneficially owns approximately 48% of the outstanding common stock. As of February 8, 2006, the last reported sales price of the common stock was $10.25. The letter does not propose a form of transaction. The letter indicates that the investment group is very confident in its ability to secure appropriate financing for the transaction.

The board of directors has appointed a special committee composed of David Bugatto and Fredric Selinger, both independent directors of the company, to consider the expression of interest and, if the committee deems appropriate, enter into negotiations with the investment group or take other actions regarding the expression of interest. The committee has the authority to retain independent financial advisors and independent legal counsel.

There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be initiated or consummated.

ANY TRANSACTION MAY ONLY BE COMPLETED IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAWS INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY SECURITIES.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties. Actual results could differ materially from those projected or implied by such forward-looking statements. We refer you to documents that the company files from time to time with the Securities and Exchange Commission, such as the company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.